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FOR IMMEDIATE RELEASE

Media Contacts:                                       Investor Contact:
  Pam Levetzow                                        David Myers
  816 / 556-2926                                      816 / 556-2312
  Phyllis Desbien
  816 / 556-2903       Joele Frank / Tim Metz
                       Abernathy MacGregor Scanlon
                       212 / 371-5999

              KCPL CHAIRMAN QUESTIONS VALUE OF
                   WESTERN'S HOSTILE OFFER
     ___________________________________________________

Kansas City, Missouri (April 30, 1996) -- Kansas City Power & Light (NYSE: KLT) Chairman, President and CEO Drue Jennings urged KCPL shareholders not to gamble their investment on a hostile takeover attempt by Western Resources Inc. which will not succeed. He recommended that shareholders vote for the solid value of KCPL's pending strategic merger with UtiliCorp United, Inc. (NYSE: UCU).

"We urge shareholders not to gamble their investment on a hostile deal that is not going to happen," Mr. Jennings said. "Western is waging an aggressive campaign to win the votes of KCPL shareholders by making promises that shift from day to day. Shareholders should vote for the solid value of KCPL's pending strategic merger with UtiliCorp.

"Western's proposal is built on a shaky foundation that will not survive the hard reality that no hostile takeover has ever succeeded in the utility industry," Mr. Jennings said. He noted in an April 29th letter to shareholders (attached) that "it is unlikely that Western's offer will ever be completed" since "there are a number of very significant hurdles Western would have to overcome before it could exchange a single share of KCPL stock."

These conditions include that the Western proposal secure the tender of at least 90% of KCPL's outstanding shares;
that Western's own shareholders approve the transaction, even though it may be dilutive to Western's earnings; and that the Western proposal comply with Missouri's anti-takeover laws requiring KCPL board approval.

                           (more)

Mr. Jennings said Western's credibility has been marred by public shifts on issues such as: Western announcing a tax free proposal then, in filings days later with the Securities and Exchange Commission, admitting that the tax-free status of its proposal is not free from doubt; Western cutting its forecast of increased dividends within days after its initial announcement; Western announcing that its proposal would involve no layoffs, but the next day telling
Kansas regulators that 531 jobs would be eliminated.

Mr. Jennings said, "Western's credibility has also been damaged by the high rates it has been charging its customers. Western has been dodging its responsibility to ratepayers for years, but time is running out. Western is now in proceedings with the Kansas Corporation Commission
(KCC) for rate reductions. The staff of the KCC has already stated that Western's rates are `unjust and unreasonable.' Western now faces drastic rate reductions beyond the $8.7 million it has publicly forecast. We believe Western sought to avoid public disclosure of this reality by postponing its KCC rate review until after the shareholder vote on the superior KCPL/UtiliCorp merger. We believe that when the reality of these rate cuts is fully known, it will have an immediate and long term negative impact on the value of Western's stock and Western's ability to fulfill its dividend promises.

"KCPL chose to merge with UtiliCorp after a long period of evaluation. UtiliCorp has embarked on an innovative strategy that we believe offers KCPL shareholders above average growth in the utility industry of the future," Mr. Jennings added. "KCPL and UtiliCorp combined will create a growth company that can effectively compete in national and global markets with a new array of energy products and services. The new company will be uniquely positioned to meet the challenges of a deregulated marketplace for power."

The text of the April 29, 1996 letter to KCPL shareholders follows:

     Dear Shareholder:

     In its continuing attempt to block the formation of a strong and formidable competitor, Western Resources is now attempting to solicit proxies against the merger of Kansas City Power & Light Company with UtiliCorp United, Inc. Western's disruptive proxy contest, coupled with its highly conditional exchange offer, is driven solely by its own agenda, at your expense.

     In contrast, the proposed merger of KCPL and UtiliCorp is a strategic combination designed to build sustainable value for you by enhancing growth in revenue and income in a rapidly changing competitive marketplace. You are strongly urged to vote for our merger with UtiliCorp by signing, dating and mailing the enclosed WHITE proxy today.

                           (more)

     In seeking to distract your attention from the benefits of the KCPL/UtiliCorp merger, Western wants you to believe that it is making a superior financial offer.

      DON'T BE FOOLED.  WESTERN IS NOT GUARANTEEING YOU
                     $28 PER KCPL SHARE.

     Western proposes to exchange each of your KCPL shares for a fractional share of its own common stock. They're telling you that the value of the transaction is $28 a share -- but that figure is speculative, based on a number of flawed assumptions and "strings" that Western has tied to its proposal.

     Consider the following:

       - Western's proposal contains a "collar," Wall Street jargon for a mechanism which places the risk of any decline in Western's stock price squarely on your shoulders. The collar also makes it impossible to figure out what the Western deal will be worth when -- and if -- it is ever completed.

       - Western admits its exchange offer may be fully taxable to you at the federal level. In that case, its $28 a share promise would be history.

       - Kansas regulators are about to hit Western with rate reductions that will have a negative effect on Western's revenues and earnings and will not be good news for its share value. While Western is trying to limit this reduction to $8.7 million, intervenors such as the Citizens' Utility Ratepayer Board have already said they will seek substantially more. Western is trying to delay any further action on rate reductions until after you vote on the KCPL/UtiliCorp merger.

       - Western's proposal assumes $500 million of "phantom" cost savings. Western claims it can achieve $1 billion of cost savings from its merger with your company. However, less than a year ago, Western's same synergy experts arrived at savings of only $500 million. Is Western inflating its savings estimate in an attempt to support its stock price?

       - Western's assumption that it will be able to keep 70 percent of cost savings is fiction. In other utility mergers, regulators have allowed companies to keep only 50 percent of cost savings. In fact, Western itself is under an order from Kansas regulatory officials to share savings on a "50/50" basis with ratepayers.

                           (more)

     In stark contrast to the Western proposal, the share-for-share exchange in the merger of KCPL and UtiliCorp is fixed, regardless of fluctuations in KCPL's or UtiliCorp's stock price. You will get full benefit of any price appreciation that occurs between now and consummation of the KCPL and UtiliCorp merger. Plus, our proposed combination doesn't depend on inflated cost savings estimates or overly optimistic assumptions about sharing of these cost savings.

     WESTERN'S DIVIDEND MAY BE SUBSTANTIALLY LESS THAN PROMISED

     Western's promise of a so-called 23% dividend increase is highly questionable.
     Take a closer look:

       - Western's ability to maintain its current dividend will be threatened if Western can't achieve its forecast merger savings and keep most of them. Remember, Western's proposal is based on cost savings of more than twice Western's own estimates less than a year ago. It also assumes that regulators will allow it to keep a far greater percentage of these savings than is realistic.

       - Western's dividend will be further threatened by adverse regulatory treatment. Remember, Western is using its proposal as a delaying tactic to avoid what may be inevitable -- cuts in electric rates that will further reduce revenues and earnings.

     Western cannot support the alleged value of its merger proposal without grossly inflated estimates and unrealistic merger assumptions. Western is betting that it can fool you with a highly conditional promise of Western common stock with dubious value and a dividend that may not be sustainable. Western is hoping that its flawed assumptions and empty promises will get you to give up the tangible benefits and dividend safety of a KCPL/UtiliCorp merger.

    IT IS UNLIKELY WESTERN'S OFFER WILL EVER BE COMPLETED

     The fact is, there are a number of very significant hurdles
     Western would have to overcome before it could exchange a single share of KCPL stock. Here are just three of many:

     1. At least 90 percent of KCPL's outstanding shares must be tendered to Western. Given the legitimate questions about the real value of Western's offer, is this realistic?

     2. Western must receive approval from its own shareholders. Once they understand that this deal could erode their investment in Western stock, is this realistic?

                           (more)

     3.   Western's proposal must satisfy the Missouri Business
          Combination law, which requires your board's approval.
          Given the KCPL board's unanimous rejection of the Western proposal, is this realistic?

     Remember, Western has no fiduciary obligations to you. In fact, Western is free to pursue its own personal and selfish agenda by any means available to it. Your board of directors and management believe you deserve better, which is what you will get through a strategic merger of equals with UtiliCorp.

     The electric utility industry is facing intense competition in a deregulated market. Prudently managed, forward-looking utilities must adapt to this fundamental change by developing effective long-term revenue and income growth strategies. The combined KCPL and UtiliCorp will be a growth company that can compete effectively in national and global markets with a new array of energy products and services. The new company will be uniquely positioned to meet the challenges of a deregulated marketplace for power.

     To us, and to your board, the choice is clear:  KCPL/UtiliCorp.

                         YOUR VOTE IS IMPORTANT

     Since the KCPL/UtiliCorp merger requires the affirmative vote of two-thirds of KCPL's outstanding shares, the vote of every shareholder is extremely significant. A failure to vote is the same as a vote against the KCPL/UtiliCorp merger. In your own best interest, you are earnestly requested to vote FOR adoption of this merger by signing, dating and returning the enclosed WHITE proxy card today.

     Thank you.

     Sincerely,

     /s/ Drue Jennings

     Drue Jennings
     Chairman of the Board, President and Chief Executive Officer

Kansas City Power & Light Company provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly-owned subsidiary of KCPL, pursues opportunities in non-regulated, primarily energy-related ventures.

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